EX-99.1

Neither Teléfonos de México, S.A. de C.V. nor any of its affiliates has commenced the tender offer to which this communication relates. Shareholders of Embratel Participações S.A. are advised to read the Tender Offer Statement, the Offer to Purchase and the other documents relating to the tender offer that are filed with the SEC when they become available, because they will contain important information. Shareholders of Embratel Participações S.A. may obtain copies of these documents for free, when they become available, at the SEC’s website at www.sec.gov or from the Information Agent to be appointed in connection with the tender offer.

FORM OF NOTICE OF TENDER OFFER FOR ACQUISITION OF ALL THE

COMMON AND PREFERRED SHARES, FOR CANCELLATION OF REGISTRATION

OF PUBLIC COMPANY OF

EMBRATEL PARTICIPAÇÕES S.A.

a Publicly-Held Company

CNPJ/MF no. 02.558.124/0001-12

N.I.R.E. 3330026237-7

Code ISIN BREBTPACNR3 Common Shares (EBTP3L)

Code ISIN BREBTPACNPR0 Preferred Shares (EBTP4L)

ON ACCOUNT AND ORDER OF

TELÉFONOS DE MÉXICO, S.A. DE C.V., through

TELMEX SOLUTIONS TELECOMUNICAÇÕES LTDA.

CNPJ/MF 02.570.352/0001-08

N.I.R.E. 33206316108

UNIBANCO – União de Bancos Brasileiros S.A. (“Intermediary Institution”), on account and order of Teléfonos de México, S.A. de C.V. (“TELMEX”), through its wholly owned subsidiary Telmex Solutions Telecomunicações Ltda., a limited liability company enrolled with CNPJ/MF under no. 02.570.352/0001-08. (“Offeror” or “Telmex Solutions”), as the indirect controlling shareholder of Embratel Participações S.A., enrolled with CNPJ/MF under no. 02.558.124/0001-12 and holder of NIRE 3330026237-7 (“Embrapar” or “Company”), comes before the public to present to the owners of the outstanding common and preferred shares of Embrapar (“Shareholders”) this public tender offer for the acquisition of any and all of the common and preferred shares of the Company (the “Offer”) seeking the cancellation of the registration of Embrapar as a publicly-held company to which article 21 of Law 6.385/76 refers, in accordance with §4 of article 4 of Law no. 6.404/76, as amended by Law no. 10.303/01 (“Corporation Law”) and pursuant to Instruction of the Stock Exchange Commission (“CVM”) no. 361/02 (“CVM Instruction no. 361/02”), under the following terms and conditions:

1	Offer

1.1	Legal Basis and Notice of Material Fact. On May 8, 2006, TELMEX and Embrapar presented notices of material fact announcing to the market TELMEX’s decision to make the Offer through Telmex Solutions for purposes of canceling the registration of Embrapar as a public company, as per article 21 of Law no. 6.385/76, in accordance with §4 of article 4 of Corporation Law (“Cancellation of Registration”) and in compliance with CVM Instruction no. 361/02, through an auction (“Auction”) to be conducted on the São Paulo Stock Exchange – BOVESPA (“BOVESPA”).

1.2	Shares Object of the Offer. The Intermediary Institution, represented at the Auction by Unibanco Investshop - Corretora de Valores Mobiliários e Câmbio S.A. (“Unibanco Investshop”), a company enrolled with CNPJ/MF under no. 89.560.460/0001-88, is ready to acquire, on account and order of Offeror, up to all of the outstanding common and preferred shares of Embrapar, i.e., all shares issued by Embrapar excepting those held by Offeror itself, by persons related to Offeror and by the administrators of the Company, as defined in article 3, item III of CVM Instruction 361/02, with all their underlying rights (such common and preferred shares hereinafter referred to, collectively, as “Shares”).

1.2.1	Shares Distribution. On March 31, 2006, the Shares consisted of 272,534,141,229 shares, equivalent to approximately 27.6% of the total capital stock of Embrapar, of which 13,694,394,631 are common shares, equivalent to approximately 2.7% of the voting capital and 258,839,746,598 are preferred shares, equivalent to approximately 54.5% of the preferred capital.[1] On March 31, 2006, the Offeror was the owner of 205,364,970,124 shares, equivalent to approximately 20.8% of the total capital stock of Embrapar, of which 114,368,209,714 are common shares, equivalent to approximately 22.3% of the voting capital, and 90,996,760,410 are preferred shares, equivalent to approximately 19.1% of the preferred capital. [2] Further details on the shareholding structure of Embrapar can be found in the table set forth in item 6.2.1 below.

1.2.1.1.	Considering the possibility of the placement for trading (before the Auction) of the shares in issue of the Company which are held in treasury and by administrators of the Company as of March 31st, 2006, the total number of Shares, on the Auction Date, may correspond to up to 273,740,391,408 shares, equivalent to approximately 27.7% of the total capital stock of Embrapar, of which 13,694,395,274 are common shares, equivalent to approximately 2.7% of the voting capital, and 260,045,996,134 are preferred shares, equivalent to approximately 54.6% of the preferred capital.

1.2.2	Acceptance of the Offer. The Offeror declares, for purposes of item I of article 15 of CVM Instruction no. 361/02, that, in the event that more than

[1]	In order to determine the percentages related to the Shares disclosed in this item 1.2.1, 643 common shares and 1,206,249,536 preferred shares of Embrapar held in treasury and by administrators of Embrapar on March 31, 2006, were excluded.
[2]	In order to determine the percentages related to the Offeror disclosed in this item 1.2.1, 1,032,167,077 preferred shares of Embrapar held in treasury on March 31, 2006, were excluded.

1/3 and less than 2/3 of the Shares are tendered, it will only acquire up to 1/3 of the Shares of the same kind and class, taking into consideration the proportion of Shares held by the Shareholders who accepted the Offer. In the event less than 1/3 of the Shares are tendered, the Offeror declares it will acquire the totality of the Shares tendered.

1.2.3	Conditions of the Offer. This Offer is conditioned on the non occurrence of any of the following events on or before the fifth business day before the Expiration Date (as defined in item 2.1 below):

(i)	a change in the businesses, conditions, income, operations or share ownership of Embrapar or its direct or indirect subsidiaries that is or may be reasonably expected to be materially adverse to Embrapar or any of its direct or indirect subsidiaries, or Telmex Solutions or TELMEX shall have become aware of any circumstances that have or may reasonably be expected to have, a materially adverse significance with respect to either the value of Embrapar or any of its direct or indirect subsidiaries or the value of the common shares, preferred shares or American Depositary Shares (“ADSs”) to Telmex Solutions, TELMEX or any of their affiliates, and such change or circumstance shall result from any of the following events:

•	the issuance of any act by any governmental authority that:

(a)	questions, restricts or limits the ability of Telmex Solutions or TELMEX to carry out the Offer, hold shares of Embrapar, acquire additional shares of Embrapar, exercise the rights inherent thereof or receive distributions thereunder;

(b)	terminates or amends the terms and conditions of any license, authorization or concession granted for the conduct of the businesses of Embrapar or its direct or indirect subsidiaries;

(c)	expropriates, confiscates or limits the free disposal of the assets of Embrapar or any of its direct or indirect subsidiaries;

(d)	reduces tariffs or rates for services charged by Embrapar or any of its direct or indirect subsidiaries, or imposes additional obligations to make investments, provide services or implement measures that excessively burden Embrapar or its direct or indirect subsidiaries; or

(e)	suspends, restricts or limits transactions in the foreign exchange market or the flow of funds into or out of Brazil;

•	the occurrence of war or grave civil or political unrest inside or outside Brazil;

•	the occurrence of a natural event (including, without limitation, an earthquake, flood or other similar event) or any other external factor that causes significant damage to:

(a)	the infrastructure or communication systems of Embrapar or any of its direct or indirect subsidiaries or the rendering of public services in any relevant areas of Brazil; or

(b)	the assets of Embrapar or any of its direct or indirect subsidiaries in a manner that affects the ordinary course of their respective businesses;

(ii)	a general suspension of, or a limitation in the trading of, securities in general or of the shares or ADSs of Embrapar on the BOVESPA or the New York Stock Exchange for more than 24 hours;

(iii)	a decrease of 20% or more, as of the closing of the foreign exchange market on any date, of the value of the U.S. dollar in relation to the real (in accordance with the average of the buy and sell U.S. dollar-real exchange rates indicated under “transaction PTAX 800, option 5” published by the Central Bank through the SISBACEN system at 6:00 p.m. on that date), since May 8, 2006, the date of the Notice of Material Fact relating to the Offer, which value was R$ 2.0647;

(iv)	the occurrence of any substantial change in the rules applicable to the Brazilian or U.S. capital markets, or an increase in tax rates that adversely affects or impedes the consummation of the Offer by Telmex Solutions or TELMEX;

(v)	the revocation of any governmental authorization necessary for the consummation of the Offer or the issuance of any act by any governmental authority that impedes Telmex Solutions or TELMEX from carrying out the Offer or imposes an obligation to buy or sell shares issued by Embrapar; or

(vi)	the making of comments by the United States Securities and Exchange Commission (“SEC”) as to the materials filed in the United States related to the Offer that adversely affect or impede the consummation of the Offer by Telmex Solutions or TELMEX.

1.2.3.1	Telmex Solutions is entitled to waive any of these conditions, in whole or in part, at any time until 6:00 p.m., São Paulo time, on the fifth business day before the Expiration Date (as defined in item 2.1), to the extent permitted by law. If any of the conditions is triggered, Telmex Solutions will publish a notice of material fact clarifying whether it will continue the Offer (with the subsequent waiver of the condition by Telmex Solutions) or whether the Offer will be cancelled.

1.2.3.2.	After CVM has granted the registration of the Offer, if any of the conditions above are triggered, the revocation of the Offer shall depend on the prior and express authorization of the CVM, pursuant to article 5 of CVM Instruction no. 361/02.

1.2.4	No Restrictions on the Exercise of the Ownership Right over the Shares. The Shares, in order to be sold in accordance with this Offer, must be free and clear of any liens, guarantee rights, usufructs or other forms of encumbrance that prevent the immediate exercise by Offeror of the full ownership over the Shares.

1.2.5	Dividends. If Embrapar declares the payment of dividends or interest on equity capital prior to the date of the settlement of the Auction, the shareholders of Embrapar who are registered as owners or usufructuaries of the shares on the date of the act of declaration of dividends or interest on equity capital will be entitled to payment of the declared dividends or interest on equity capital. The Embrapar shareholders’ meeting held on April 24, 2006 declared a dividend of R$ 0.308 per 1,000 preferred shares. Holders of record of preferred shares of Embrapar as of the date of the shareholders’ meeting are entitled to receive payment of this dividend.

1.2.6	Validity. The Offer shall remain valid for the period beginning on the date of publication of this Notice, and expiring on the Auction Date, to be determined in accordance with the provisions of item 2.3 below.

1.3	Price. The purchase price of the Shares is R$ 6.95 per lot of 1,000 shares (“Purchase Price”). Said purchase price is approximately 31% and 26% greater than the closing price of the common and preferred shares of Embrapar, respectively, on Friday, May 5, 2006, and approximately 35% and 30% greater than the weighted average price of the common and preferred shares, respectively, on the BOVESPA for the last 30 days through May 5, 2006. The total amount of the Offer is equivalent to R$ 1,894,112,281.54.[3]. However, pursuant to the potential increase in the number of Shares described in item 1.2.1.1, the total amount of the Offer may be up to R$ 1,902,495,720.29.[4]

1.3.1	Payment of the Price. The Purchase Price of the Shares will be paid in cash, in national currency, to the Shareholders who accept the Offer, on the date of settlement of the Auction, adjusted by the variation of the monthly Taxa Referencial – TR, pro rata temporis, from May 8, 2006, the date of presentation of the notice of material fact which announced this Offer, up to the date of the settlement of the Auction. In the event the Taxa Referencial - TR is terminated or is not published for more than 30 days, the index that replaces it shall be used. In the absence of such index, the average value of the Taxa Referencial - TR published over the last 12 months shall be applied.

[3]	This first total amount of the Offer disclosed in item 1.3 was calculated based on (i) the number of Shares as of March 31, 2006 and (ii) the price as of May 8, 2006, i.e. R$ 6.95. This first total amount of the Offer is net of any expenses in connection with the Offer.
[4]	This second total amount of the Offer disclosed in item 1.3 was calculated based on the price as of May 8, 2006, i.e. R$ 6.95, and is net of any expenses in connection with the Offer.

1.3.2	Information to BOVESPA. The Intermediary Institution shall notify in writing to BOVESPA the updated Purchase Price by the date of the settlement of the Auction, as soon as the monthly Taxa Referancial – TR for the period mentioned in item 1.3.1. above is made available.

2	Auction Procedures

2.1	Registration of the Brokerage Firm. The Shareholders who wish to participate in the Auction for purposes of (i) selling their Shares; (ii) dissenting from the cancellation of the registration, or (iii) expressly agreeing to the cancellation of the registration, in accordance with Section 3 below, must sign up by 6 p.m. of [DATE – ONE DAY BEFORE THE AUCTION DATE] (the “Expiration Date”), registering with Unibanco Investshop or any other brokerage firm authorized to operate on the BOVESPA (each one a “Brokerage Firm” and, collectively, the “Brokerage Firms”) to represent them at the Auction. The Shareholders who, having signed up, do not accept the Offer, shall be deemed dissenters to the cancellation of the registration of Embrapar.

2.2.1	Documents Necessary for the Registration. The Shareholders who wish to have a Brokerage Firm to represent them at the Auction must present themselves personally or by duly authorized proxy, with certified copies of the following documents: (a) Identity Card (RG); (b) Individual Taxpayer’s Registry Card (CPF); and (c) proof of residence. The representatives of legal entities, of estates and other universalities of law, of minors, of persons civilly disabled and proxies must further submit original or certified copies of the documents that grant them representation powers (including the corporate documentation, the National Registry of Legal Entities’ card (CNPJ) and the personal documents listed above for individuals who are authorized to act on behalf of the entity, as the case may be).

2.2	The Shareholders who hold Shares through Banco Itaú S.A. (“Banco Itaú”) should register for the Auction with Unibanco Investshop or any other Brokerage Firm, as described in item 2.1 above, sufficiently in advance to allow for the transfer of their shares from Banco Itaú to the custody of the Brazilian Company for Settlement and Custody (Companhia Brasileira de Liquidação e Custódia or “CBLC”).

2.3	Registering For the Auction. At 12 o’clock noon of the Auction Date, the Brokerage Firms shall register (i) the acceptances of the Offer from the shareholders represented by them at the Auction and (ii) the express dissents to the Cancellation of the Registration, in each case with the system known as MEGABOLSA keying in code EBTP3L for common shares or code EBTP4L for preferred shares. The Brokerage Firms shall also deliver the documentation of the Shareholders who expressly agree with the Cancellation of the Registration.

2.3.1	Number of Shares. The sum of the Shares reported by all the Brokerage Firms (i.e., sale orders, express manifestations of agreement or dissents with respect to the Cancellation of the Registration) shall constitute the total number of shares outstanding for purposes of calculating the number of acceptances of the Offer and of assenters to the cancellation of the registration to which paragraph II of article 16 of CVM Instruction no. 361/02 refers.

2.3.2	Calculation of the 2/3. Subject to the provisions of item 2.3.1 above, the minimum quantity, of more than 2/3 of the outstanding shares, referred to in paragraph II of article 16 of CVM Instruction no. 361/02, shall be calculated by adding up (i) the sales orders issued, plus (ii) the express consents to the cancellation of the registration, with the Auction closing upon the expiry of the time limit for the duration of the Auction.

2.3.3	Surplus Sales Orders. Notwithstanding the provisions of paragraphs 2.3.1 and 2.3.2 above, the sales orders received during the Auction that exceed the minimum condition of the Offer of 2/3 of the outstanding shares, as provided for in paragraph II of article 16 of CVM Instruction no. 361/02, may remain as firm offers and the Offeror undertakes to acquire said Shares in the Auction.

2.4	Auction. The Auction shall take place on at [time], on the electronic trading system of BOVESPA (“Auction Date”). [NO LESS THAN 30 DAYS AND NO MORE THAN 45 DAYS AFTER THE PUBLICATION OF THIS NOTICE OF TENDER OFFER].

2.4.1	Interference in the Auction. The interference to acquire the total lot of the Shares at the Auction shall be permitted provided that the interferer has registered at CVM the competing offer for the purchase of all of the shares with regard to which the Offer is made, with the value of such competing offer being at least 5% greater than the price of the Offer and provided, further, that the interferer has fulfilled other requirements applicable to competing offers, as set forth in CVM Instruction no. 361/02.

2.5	Settlement of the Auction. The settlement of the Auction shall take place in accordance with the rules of CBLC, 3 business days after the Auction Date, through the gross settlement option in which CBLC will not act as central guarantor counterparty.

2.6	Costs, Brokerage Commissions and Fees. All costs, brokerage commissions and fees related to the sale of the Shares shall be borne by the respective sellers and those related to the purchase shall be borne by Offeror. The expenses of holding the Auction, such as brokerage fees and rates established by BOVESPA and/or by CBLC, shall conform to the rates in force at the time the Auction is held as well as to other legal provisions in force.

2.7	Rules of Operations of BOVESPA. The Shareholders who wish to accept the Offer, by selling their Shares in the Auction, must fulfill the requirements for share trading established in the rules of operations of BOVESPA.

3	Position of the Shareholders with regard to the Cancellation of the Registration

3.1	CVM Instruction no. 361/02. According to §1 of article 22 of CVM Instruction no. 361/02, all Shareholders of Embrapar who wish to participate in the Auction or to dissent to the cancellation of the registration, as well as the Shareholders who have manifested express consent to the cancellation of the registration, must register a Brokerage Firm to represent them at the Auction no later than the day preceding the Auction Date.

3.2	Shareholders Assenting to the Cancellation of the Registration. The Shareholders who, duly signed up for the Auction in accordance with item 2.2 above, have accepted to sell their Shares shall be automatically agreeing to the cancellation of the registration and no further procedure whatsoever will be required in this regard.

3.2.1	The Shareholders who do not wish to sell their Shares may express their agreement to the cancellation of the registration and, to such effect, must fill out a consent form, in 2 copies, declaring their cognizance that their Shares will be unavailable up to the moment of the settlement of the Auction and that, after the cancellation of the registration, they will not be able to sell their Shares on the BOVESPA. This consent form is available at the head offices of Unibanco Investshop, the Intermediary Institution, or Embrapar, or by e-mail or fax from them.

3.2.2	The consent form is to be completely filled out and signed by the respective Shareholder or proxy duly authorized by power of attorney with signature of the grantor duly recognized. The completed and signed form is to be delivered by 6:00 p.m. of , the day preceding the Auction Date, at:

(i)	the head offices of Unibanco Investshop indicated in item 11.7 below and/or at the head offices of the brokerage firm where the Shareholder signed up in accordance with item 2.1 above, in person with receipt of delivery; or

(ii)	by registered mail against receipt to the address of Unibanco Investshop indicated in item 11.7 below and the envelope must contain, in any case, the following words “PUBLIC OFFER OF ACQUISITION OF COMMON SHARES AND OF PREFERRED SHARES OF EMBRATEL PARTICIPAÇÕES S.A. –EMBRAPAR”; in such case, irrespective of the date the envelope was mailed, it must have been received by Unibanco Investshop by 6:00 p.m. on , the day preceding the Auction Date.

3.3	Shareholders Dissenting from the Cancellation of the Registration. The Shareholders who, duly signed up for the Auction in accordance with item 2.1 above, do not sell their Shares, nor expressly agree to the cancellation of registration shall be deemed dissenters to the cancellation of the registration to which article 21 of Law no. 6.385/76 refers and no further procedure whatsoever will be required in this regard.

3.4	Consummation of the Cancellation of the Registration as a Public Company. If the cancellation of the registration of Embrapar as a publicly held company is consummated, the Shares that were not offered for sale in the Offer will no longer be able to be sold on the BOVESPA. However, if the conditions set forth in item 8.2 below are met, the Offeror will be required to purchase the remaining Shares from the Shareholders who wish to sell them, within three 3 months from the Auction Date. Moreover, if the conditions set forth in item 9 below are met, TELMEX will cause Embrapar to hold a Special General Meeting of the Shareholders to consider the redemption of the remaining Shares.

4	Cancellation of the Registration as a Public Company

4.1	Under item II of article 16 of CVM Instruction no. 361/02, the granting of the request for cancellation of the registration as a public company will depend on the acceptance of the Offer and/or the express consent to the cancellation of the registration of more than 2/3 of the outstanding shares. For such sole purpose, only the shares whose holders expressly agreed to the cancellation of the registration as a public company or qualified to the Auction shall be considered outstanding.

4.2	If the results of the tender offer meet the criterion for cancellation of the registration as a public company described in item 4.1 above, then after BOVESPA notifies CVM of the results of the Auction, TELMEX will cause Embrapar to request The Bank of New York (“BONY”), as depositary under the Deposit Agreement governing the ADSs (“Deposit Agreement”), to issue a notice of termination of the Deposit Agreement to the holders of American Depositary Receipts (“ADRs”). The termination of the Deposit Agreement will become effective 30 days after BONY issues the notice of termination. The New York Stock Exchange will then suspend trading of the ADSs.

4.2.1	Once the issuance of the notice of termination of the Deposit Agreement to the holders of ADRs has been confirmed, TELMEX will cause Embrapar to request from CVM the cancellation of the registration of the Company’s ADR program, following the expiration of the 30-day term for termination of the Deposit Agreement described in item 4.2 above.

4.3	After (i) the receipt of the statements on the Auction; (ii) verification that the rules of CVM Instruction no. 361/02 were complied with, and (iii) the conclusion of the cancellation of the registration of the Company’s ADR program with CVM, CVM shall cancel the registration of Embrapar as a public company and shall communicate such fact to BOVESPA and Embrapar.

5	Valuation Report

5.1	Valuation. For purposes of article 4, §4 of the Corporation Law and in accordance with article 8 of CVM Instruction no. 361/02, TELMEX retained Banco ABN AMRO Real S.A. to prepare a valuation report (laudo de avaliação) with respect to Embrapar, which is dated May 1, 2006 (“Valuation Report”).

5.2	Special Meeting. The time limit for the Shareholders to request to the administrators of Embrapar to call a Special Meeting of the Shareholders to decide on having a new valuation report prepared, applying the same or other methodologies, for purposes of determining the value of Embrapar, in accordance with article 4-A of Corporation Law and with the procedure established in article 24 of CVM Instruction no. 361/02, began on May 12, 2006, pursuant to the Material Fact announced by the Company on May 11, 2006, the date on which the Valuation Report was made available to the interested parties, and expired on May 26, 2006, without Embrapar having received any request to call a Special Meeting.

5.3	Statements. Banco ABN AMRO Real S.A., the financial institution retained by TELMEX for purposes of preparing the Valuation Report, declared in the Valuation Report that: (i) among the valuation criteria set forth in the Valuation Report, it considered the discounted cash flow methodology the most appropriate method for purposes of its valuation of the Company, provided, however, that the valuation of the Company’s minority interest in Net Serviços de Comunicação S.A. (“Net”) was based on historical market value according to the trading price of Net’s shares on BOVESPA, as detailed in the Valuation Report; (ii) there are no conflicts of interest that diminish its autonomy necessary for the performance of its functions; and (iii) the Valuation Report had a cost of US$ 500,000.00, which was fully borne by Offeror.

6	Information on Embrapar

6.1	Head Office, Jurisdiction and Corporate Purpose. The head office of Embrapar is located in the City and State of Rio de Janeiro, at Rua Regente Feijó no. 166, 16th floor. The corporate purpose of the Company is (i) exercising control of Empresa Brasileira de Telecomunicações S.A – EMBRATEL (“Embratel”), as well as its other controlled companies; (ii) promoting, effecting or guiding the provision, from internal and external sources, of funds to be invested by the Company or by Embratel or its other controlled companies; (iii) promoting and stimulating activities of studies and research with a view to the development of the long distance telecommunications services sector within the national and international scope, including voice, texts, data, images and telematics transmission services; (iv) performing, through Embratel or other controlled or associated companies, long distance communications services, within the national and international scope, including voice, text, data, image and telematics transmission services; (v) promoting, stimulating and coordinating, through its controlled companies or associated companies, the formation and training of the personnel necessary for the long distance telecommunications services within the national and international scope, including transmission services of voice, text, data, image and telematics transmission services; (vi) effecting or promoting importation of goods and services for Embratel or its other controlled and associated companies; (vii) exercising other activities similar or co-related to the Company’s purpose; and (viii) participating in the capital of other companies.

6.2	Shareholding Structure of Embrapar. The capital stock of Embrapar, fully subscribed and paid in, as of March 31, 2006, is R$ 5,074,940,769.50, divided into 512,480,331,944 common shares and 476,278,322,363 preferred shares, all nominative, book-entry and without par value.

6.2.1	The Shareholding Structure of Embrapar on March 31, 2006:

Shareholder	Common	%	Preferred	%	Total	%
Consertel [1,2]	230,452,628,060	45.0%	2,661,105,000	0.6%	233,113,733,060	23.6%
Startel Participações Ltda [1]	148,345,890,385	28.9%	118,103,552,586	24.8%	266,449,442,971	26.9%
New Startel Participações Ltda [1]	5,619,208,511	1.1%	4,470,908,233	0.9%	10,090,116,744	1.0%
Telmex Solutions Telecommunications [1]	114,368,209,714	22.3%	90,996,760,410	19.1%	205,364,970,124	20.8%
Controlling Shareholder	498,785,936,670	97.3%	216,232,326,229	45.4%	715,018,262,899	72.3%
Treasury Stock	0	0.0%	1,032,167,077	0.2%	1,032,167,077	0.1%
Outstanding Shares	13,694,395,274	2.7%	259,013,829,057	54.4%	272,708,224,331	27.6%
Officers + Board	643	0.0%	174,082,459	0.0%	174,083,102	0.0%

Total	512,480,331,944	100.0%	476,278,322,363	100.0%	988,758,654,307	100.0%

Percentual por Classe de ação	51.8%		48.2%		100.0%

¹	TELMEX; ² Shares underlying ADRs.

6.3	Consolidated Financial and Economic Indicators of Embrapar (R$ in thousands):

	Dec-03	Dec-04	Dec-05	Mar-06
Total Assets	12,967,803	11,070,082	12,393,567	12,478,804
Current Liabilities	3,966,166	4,431,656	2,772,307	2,777,015
Non-current Liabilities	3,769,095	1,751,219	1,864,271	1,801,092
Shareholders´ Equity (BV)	4,874,802	4,526,370	7,365,391	7,493,348
Paid-up Capital	2,273,913	2,273,913	5,074,941	5,074,941

Net Revenues	7,043,610	7,332,868	7,565,306	2,036,932
Operating Income	470,308	(390,858)	419,968	223,763
Net Income (Loss)	223,634	(339,256)	174,254	127,933
Net Income (Loss) / BV (%)	4.6%	-7,5%	2.4%	1.7%
Non-current Liabilities / BV (%)	77.3%	38,7%	25.3%	24.0%

Outstanding shares (net of treasury stock)
(thousand shares)	333,419,064	332,964,465	987,715,620	987,726,487

6.4	Evolution of the Trading of the Shares of Embrapar.

6.4.1	Common Shares (EBTP3L) – period from January 1, 2005 to April 30, 2006:

Month	Average Price (R$)/ 1,000 shares	# of Trades	# of shares Traded	Total Volume (R$)
Jan-05	6.81	468	214,600,000	1,462,015.00
Feb-05	8.55	549	247,200,000	2,114,367.00
Mar-05	7.14	608	364,600,000	2,604,004.00
Apr-05	5.01	582	342,300,000	1,716,323.00
May-05	4.71	629	503,000,000	2,372,920.00
Jun-05	4.52	701	571,200,000	2,587,353.00
Jul-05	4.29	401	247,200,000	1,061,895.00
Aug-05	4.23	454	357,500,000	1,512,760.00
Sep-05	4.36	816	698,500,000	3,048,012.00
Oct-05	4.62	443	595,900,000	2,758,824.00
Nov-05	5.03	419	675,500,000	3,398,269.00
Dec-05	5.53	505	978,500,000	5,418,069.00
Jan-06	5.56	301	349,900,000	1,946,201.00
Feb-06	4.98	419	314,300,000	1,567,339.00
Mar-06	4.88	328	289,100,000	1,413,618.00
Apr-06	5.01	655	673,100,000	3,376,307.00

Source: Bovespa - Monthly Trading Report - Spot market

6.4.1.1	The weighted average quote price of the Common Shares of Embrapar at BOVESPA, in the period from May 1, 2005 to April 30, 2006, is equivalent to R$ 4.83 per lot of 1,000 common shares.

6.4.2	Preferred Shares (EBTP4L) – period from January 1, 2005 to April 30, 2006:

Month	Average Price (R$)/ 1,000 shares	# of Trades	# of shares Traded	Total Volume (R$)
Jan-05	4.69	20,781	9,448,900,000	278,815,496.00
Feb-05	4.42	18,750	9,435,400,000	262,925,167.00
Mar-05	4.46	17,954	1,417,700,000	363,373,242.00
Apr-05	4.29	12,355	1,864,700,000	222,619,890.00
May-05	4.93	18,033	8,916,800,000	339,777,343.00
Jun-05	4.95	19,590	6,208,200,000	328,377,444.00
Jul-05	4.63	19,298	7,437,400,000	266,112,294.00
Aug-05	4.61	20,930	5,319,100,000	301,744,940.00
Sep-05	5.00	22,950	1,400,900,000	357,469,953.00
Oct-05	5.61	27,789	9,183,100,000	444,705,630.00
Nov-05	5.80	15,960	2,266,800,000	245,374,260.00
Dec-05	6.55	20,125	3,443,600,000	350,279,119.00
Jan-06	6.36	21,260	5,015,600,000	350,330,960.00
Feb-06	5.40	24,255	2,819,400,000	447,773,996.00
Mar-06	4.90	23,561	8,471,100,000	335,653,494.00
Apr-06	5.19	22,153	4,803,700,000	336,054,335.00

Source: Bovespa - Monthly Trading Report - Spot market

6.4.2.1	The weighted average quote price of the Preferred Shares of Embrapar at BOVESPA, in the period from May 1, 2005 to April 30, 2006, is equivalent to R$ 5.29 per lot of 1,000 preferred shares.

7	Information on Offeror and on TELMEX

7.1	Information on TELMEX. TELMEX is the leading telecommunications company in Mexico. TELMEX and its subsidiaries provide a wide range of telecommunications services, data and video transmission and Internet access, as well as integrated telecommunications solutions to its corporate customers. Additionally, it offers telecommunications services through its international subsidiaries in Argentina, Brazil, Chile, Colombia and Peru.

7.2	Information on the Offeror. The Offeror is a company whose quotas are wholly owned by TELMEX indirectly, with its head office located at Av. Presidente Vargas, no. 1.012, sobreloja, Centro, Rio de Janeiro, RJ. The main corporate purpose of the Offeror is to participate in the capital of other companies in the telecommunications sector.

7.3	Shareholding Structure of Offeror. The capital stock of Offeror on May 8, 2006, fully subscribed and paid in, is R$ 1,427,049,924.00, divided into 1,427,049,924 quotas, which are wholly owned by TELMEX indirectly.

8	Supervening Obligations of Offeror

8.1	Obligation of Complementing the Price upon Occurrence of Certain Events. Offeror undertakes to pay to the Shareholders who accept the Offer the positive balance, if any, between (a) the Purchase Price adjusted by the variation of the monthly Taxa Referencial – TR, pro rata temporis, as from May 8, 2006, up to the date of settlement of the Auction, adjusted by the alterations of the number of shares resulting from bonus shares, grouping and splitting of shares and conversions that may have occurred, and (b) the price per share that would be due, or comes to be due, if it is verified that, in the period of one 1 year from the Auction Date, (i) a fact occurred that imposes or comes to impose a mandatory tender offer for the purchase of shares, in accordance with CVM Instruction no. 361/02 or (ii) there is a corporate event that allows the exercise of the right to withdraw, if they were still shareholders of Embrapar and dissented from the resolution that approved such event.

8.2	Additional Obligation. At the expiry of the Offer and should the Offeror have acquired more than 2/3 of the Shares, the Offeror will be required to purchase the remaining Shares from the Shareholders who wish to sell them, within three 3 months from the Auction Date, for the same Purchase Price paid in the Auction, adjusted by the variation of the monthly Taxa Referencial – TR, pro rata temporis, from the Auction Date up to the date of settlement of such purchase.

9	Share Redemption

9.1	Redemption. If the Offer is successful and, after the registration of Embrapar as public company is cancelled, less than 5% of the total number of shares of the Company are still outstanding, then TELMEX will have the ability and intends to cause Embrapar, in accordance with § 5 of article 4 of the Corporation Law, to hold a Special General Meeting of the Shareholders to decide on the redemption of the Shares that remain outstanding for the same Purchase Price paid in the Offer, duly updated by the monthly Taxa Referencial – TR, pro rata temporis, from the date of the settlement of the Offer through the date of effective payment of the redemption amount. All information regarding the redemption shall be disclosed through a notice of material fact.

9.1.1	Shareholders Who Have Not Updated Their Personal Information. The monies regarding the redemption of the Shares of the Shareholders who have not updated their personal information at Embrapar or at the institution responsible for the service of book-entry shares of Embrapar shall be deposited by the Offeror and shall be available to such Shareholders at a financial institution that has branches able to make the payments to such Shareholders, at least in the City of Rio de Janeiro and in capitals of all other states of the Country. Further information on the financial institution where such monies shall be deposited, the arrangements for assisting the Shareholders and the documentation necessary for withdrawing the deposited amounts shall be disclosed by means of a notice of material fact.

10	Communication to the Holders of ADSs:

10.1	This Offer is available to holders of preferred shares in issue of Embrapar underlying the ADSs, provided that each ADS is represented by 5,000 preferred shares in issue of Embrapar, deposited with BONY, in accordance with the Deposit Agreement.

10.2	Any holder of ADRs will have the ability to tender its ADRs to BONY, as receiving agent for the Offer, pursuant to procedures described in materials sent to ADR holders and filed with the SEC. Those materials will be available free of charge on the SEC’s website at www.sec.gov.

10.3	The Valuation Report was prepared in Portuguese, and an English translation is available on the SEC’s website. The version in Portuguese shall always prevail.

11	Other Information

11.1	Current Registration as a Public Company. Embrapar hereby represents that its registration as a public company is duly current, in accordance with article 21 of Law no. 6.385/76.

11.2	No Undisclosed Relevant Fact or Circumstance. The Intermediary Institution and the Offeror represent that, to their knowledge, there are no facts or circumstances undisclosed to the public that may have a relevant influence on the results of Embrapar or on the market prices of the shares of Embrapar.

11.3	Ownership of Shares of Embrapar by the Intermediary Institution. To the best of the Intermediary Institution’ knowledge, the Intermediary Institution, its controlling shareholder and its affiliates did not hold any Shares as of May 08, 2006. The investment funds under the Intermediary Institution’s discretionary management held no common shares and 1,414,166,432 preferred shares of Embrapar as of May 08, 2006, as listed in Annex 1 to this Notice of Tender Offer.

11.4	Guarantee. The Intermediary Institution will guarantee the settlement of the Offer in accordance with the terms of this Notice and the payment of the Purchase Price, in the event foreseen in item 8.2 above pursuant to this Notice.

11.5	Ownership of the Embrapar Shares by TELMEX. TELMEX represents it owns indirectly, as of March 31, 2006, 498,785,936,670 common shares and 216,232,326,229 preferred shares of Embrapar, representing 72.4% of the total capital stock of Embrapar.[5]

[5]	In order to determine the percentages disclosed in this item 11.5, 1,032,167,077 preferred shares of Embrapar held in treasury on March 31, 2006, were excluded.

11.6	No Other Securities Issued Publicly by Embrapar. There are no other securities issued by Embrapar that were distributed to the public in Brazil and are still outstanding.

11.7	Access to the Valuation Report, to This Notice and the List of Shareholders. The Valuation Report, this Notice of Offer and the list of the shareholders of Embrapar dated May 9, 2006 are available to any interested person (though the latter document will only be made available against presentation of identification and receipt signed by the interested party) at the addresses indicated below. Alternatively, the Valuation Report and this Notice may be accessed on the Internet, at the sites indicated below:

EMBRATEL PARTICIPAÇÕES S.A.

Rua Regente Feijó, no. 166, suite 1687-B

Centro, Rio de Janeiro, RJ – 20060-060

www.embratel.com.br

TELMEX SOLUTIONS TELECOMUNICAÇÕES LTDA.

Rua Regente Feijó, n° 166, sala 1687-C

Centro, Rio de Janeiro, RJ – 20060-060

TELÉFONOS DE MÉXICO, S.A DE C.V.

Parque Vía 198, Oficina 701

Colonia Cuauhtémoc

México, D.F., C.P. 06599

www.telmex.com

COMISSÃO DE VALORES MOBILIÁRIOS

Rua Sete de Setembro, no. 111, 5th floor – “Centro de Consultas”

Centro, Rio de Janeiro, RJ – 20050-901

Rua Formosa, no. 367, 20th floor

Centro, São Paulo, SP – 01049-000

www.cvm.gov.br

BOLSA DE VALORES DE SÃO PAULO –BOVESPA

Rua XV de Novembro, no. 275

Centro, São Paulo, SP – 01013-001

www.bovespa.com.br

UNIBANCO – UNIÃO DE BANCOS BRASILEIROS S.A.

Av. Eusébio Matoso, no. 891, 20th floor

Pinheiros, São Paulo, SP – 05423-901

www.unibanco.com.br

UNIBANCO INVESTSHOP - CORRETORA DE VALORES MOBILIÁRIOS E CÂMBIO S.A.

Av. Eusébio Matoso, no. 891, 19th floor

Pinheiros, São Paulo, SP – 05423-901

www.investshop.com.br

11.8	Responsibility for Information Rendered. Offeror represents it is responsible for the veracity, quality and sufficiency of the information rendered to CVM and to the market. The Intermediary Institution, in its turn, represents that it took all precautions and acted with the highest standards of diligence to ensure that the information rendered by Offeror was true, consistent, correct and sufficient. The Intermediary Institution is responsible for any omissions made with respect to the representation in the preceding sentence. The Intermediary Institution represents, moreover, that it has verified the sufficiency and quality of the information supplied to the market in connection with the Offer, which is necessary for investors’ decision making, including the information required to be provided by the Company under Brazilian Law as well as this Notice of Tender Offer and the Valuation Report.

11.9	Registration at CVM. This Offer was previously submitted for the analysis of CVM and registered on , under no. . On , BOVESPA authorized the Auction to be held on its electronic trading system.

GRANTING THE REQUEST FOR REGISTRATION OF THIS OFFER DOES NOT IMPLY, ON THE PART OF CVM, GUARANTEE OF THE VERACITY OF THE INFORMATION RENDERED OR JUDGMENT ON THE QUALITY OF THE COMPANY OR THE PRICE OFFERED FOR THE SHARES OBJECT OF THIS OFFER

TELMEX SOLUTIONS TELECOMUNICAÇÕES LTDA.

ANNEX 1

List of investment funds under the Intermediary Institution’s discretionary management which hold shares of Embrapar as of May 8, 2006:

NAME	TYPE OF SHARES	QUANTITY	PRICE	MARKET VALUE	LAST UPDATE	MANAGER	ASSET MANAGER
PREVI GILLETTE SOCIEDADE DE PREVIDÊNCIA PRIVADA	EBTP4	3,600,000	5.44	19,584.00	5/3/2006	UAM	UBB

PREVID EXXON - SOCIEDADE DE PREVIDÊNCIA PRIVADA	EBTP4	4,362,416	5.44	23,731.54	5/3/2006	UAM	UBB

UNIBANCO AIG PREVER IV RV 30 FI MULTIMERCADO	EBTP4	39,545,000	5.44	175,412.80	5/3/2006	UAM	UBB

UNIBANCO IBOVESPA INDEX FI AÇÕES	EBTP4	18,142,833	5.44	98,697.01	5/3/2006	UAM	UBB

UBB AIG CORPORATE RV 15 FI MULTIMERCADO	EBTP4	16,996,760	5.44	95,726.37	5/3/2006	UAM	UBB

UNIBANCO PREVIDENCIA IBOVESPA FI AÇÕES	EBTP4	124,470,000	5.44	695,068.80	5/3/2006	UAM	UBB

UNIBANCO AIG PREVER I RV 30 FI MULTIMERCADO	EBTP4	35,870,000	5.44	170,652.80	5/3/2006	UAM	UBB

UNIBANCO AIG CORPORATE RV 20 FI MULTIMERCADO	EBTP4	18,049,000	5.44	98,186.56	5/3/2006	UAM	UBB

UBB AIG CORPORATE RV 35 FI MULTIMERCADO	EBTP4	30,204,020	5.44	138,197.87	5/3/2006	UAM	UBB

INSTITUTO AMBEV PREV.PRIVADA - AGRESSIVO	EBTP4	6,100,000	5.44	33,184.00	5/3/2006	UAM	UBB

UAM Unibanco AIG Vida e Previdência S/A (INSTITUCIONAL)	EBTP4	76,000,000	5.44	413,440.00	5/3/2006	UAM	UBB

INSTITUCIONAL T FI AÇÕES	EBTP4	80,180,000	5.44	436,179.20	5/3/2006	UAM	UBB

AQUILA 2 FI MULTIMERCADO	EBTP4	326	5.44	177.34	5/3/2006	UAM	UBB

UNIBANCO AIG PREVER II RV 30 FI MULTIMERCADO	EBTP4	22,626,077	5.44	123,085.86	5/3/2006	UAM	UBB

UNIBANCO TELECOM FI AÇÕES	EBTP4	17,000,000	5.44	92,480.00	5/3/2006	UAM	UBB

UNIBANCO AIG CORPORATE II RENDA VARIAVEL 49 FI MULTIMERCADO	EBTP4	6,220,000	5.44	33,836.80	5/3/2006	UAM	UBB

UBB AIG CORPORATE III RV 49 FI MULTIMERCADO	EBTP4	9,800,000	5.44	53.312,00	5/3/2006	UAM	UBB

PRHOSPER PREVIDÊNCIA RHODIA	EBTP4	5,000,000	5.44	27,200.00	5/3/2006	UAM	UBB

UNIBANCO BLUE FI AÇÕES	EBTP4	367,900,000	5.44	2,001,376.00	5/3/2006	UAM	UBB

UAM - UNIBANCO AIG SEGUROS S/A.	EBTP4	532,100,000	5.44	2,894,624.00	5/3/2006	UAM	UBB

	Total	1,414,166,432

	Total ONs (EBTP3L)	—

	Total PNs (EBTP4L)	1,414,166,432